UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2012

AMERICAN PACIFIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8137	59-6490478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3883 Howard Hughes Parkway, Suite 700, Las Vegas, Nevada		89169
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (702) 735-2200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 1.01 Entry Into a Material Definitive Agreement

On June 4 2012, American Pacific Corporation, a Delaware corporation (the “Company”), entered into an Asset Purchase Agreement by and among Moog Inc., a New York corporation (“Moog” or the “Purchaser”), Ampac-ISP Corp., a Delaware corporation (the “Seller”) and the Company (the “Asset Purchase Agreement”) pursuant to which it has agreed to divest its Aerospace Equipment business segment (the “Business”) to Moog. Pursuant to the terms of the Asset Purchase Agreement, Seller will sell to Purchaser and Purchaser will buy from Seller substantially all of the assets of the Business, including without limitation, all of the equity interests of AMPAC ISP Holdings Limited, a corporation organized under the laws of Ireland, and AMPAC ISP UK Westcott Limited, a corporation organized under the laws of England and Wales (collectively, the “Purchased Assets”). Additionally, Purchaser will assume certain liabilities related to the Business and the Purchased Assets.

Under the terms of the Asset Purchase Agreement, the consideration for the Business will be approximately forty-six million dollars ($46,000,000) (the “Purchase Price”) in cash. Four million dollars ($4,000,000) of the Purchase Price (the “Escrow Amount”) will be deposited into an escrow account with Wells Fargo Bank, National Association for fifteen (15) months following the closing of the transaction (the “Escrow Period”) and applied towards the indemnification obligations of the Company and Seller in favor of Purchaser, if any. The Asset Purchase Agreement provides that the Company and Seller will, subject to certain limitations, indemnify Purchaser for damages and losses incurred or suffered by Purchaser as a result of, among other things, breaches of their respective representations, warranties and covenants contained in the Asset Purchase Agreement as well as any of the liabilities that are to be retained by either Seller or the Company. The balance of the Escrow Amount remaining at the end of the Escrow Period shall be released to Seller in accordance with the terms of an Escrow Agreement to be entered by and between Purchaser, Seller, the Company and Wells Fargo Bank, National Association at the closing of the transaction.

Pursuant to the Asset Purchase Agreement, the Company and Seller have agreed that for a period of five (5) years from the closing of the transaction they will not, directly or indirectly, engage in any business competitive with the Business in any jurisdiction or marketing area in which the Business is conducted on the date that the transaction closes.

The closing of the sale of the Business is subject to the satisfaction of customary closing conditions, including, without limitation (i) no material adverse change in the Business or any of the entities being sold shall have occurred, (ii) the receipt of required governmental and third party consents and approvals, (iii) the Company or Seller completing certain maintenance items on Seller’s facilities in Niagara Falls, New York; and (v) the release of certain liens on certain of the assets being sold.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by the Asset Purchase Agreement attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The Company issued a press release on June 4, 2012 regarding the execution of the Asset Purchase Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The Asset Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Purchaser or Seller. The Asset Purchase Agreement contains representations and warranties that Purchaser, on the one hand, and the Company and Seller, on the other hand, made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Asset Purchase Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Asset Purchase Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description

2.1	Asset Purchase Agreement, dated June 4, 2012, by and among Moog Inc., Ampac-ISP Corp., and American Pacific Corporation. Certain schedules and exhibits referenced in the Asset Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	Press release issued by American Pacific Corporation, dated June 4, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PACIFIC CORPORATION

Dated: June 5, 2012	By:	/s/ JOSEPH CARLEONE
Name: Joseph Carleone
Title: President and Chief Executive Officer

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